SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement        [ ]   Confidential,   for   Use  of  the
                                              Commission  Only (as  permitted by
                                              Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             TOMPKINS TRUSTCO, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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     (1) Title of each class of securities to which transaction applies: NA
     (2) Aggregate number of securities to which transaction applies: NA
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     previously. Identify the previous filing by registration statement number,
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
                             TOMPKINS TRUSTCO, INC.
                                                                  April 13, 2001


                  NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS


                  TO THE STOCKHOLDERS OF TOMPKINS TRUSTCO, INC.



     The annual meeting of stockholders (the "Meeting") of Tompkins Trustco, Inc. ("Tompkins" or the "Company") will be held on Tuesday, May 15, 2001 at 7:30 p.m., in the Grand Ballroom, Clarion University Hotel & Conference Center, One Sheraton Drive, Ithaca, New York, for the following purposes:

     1. To elect five (5) directors for a term of three years expiring in the year 2004, and one (1) director for a term of two years expiring in the year 2003;

     2.   To approve Tompkins Trustco, Inc. 2001 Stock Option Plan; and

     3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 30, 2001 as the record date for determining stockholders entitled to notice of and to vote at the Meeting. Only stockholders of record at the close of business on that date are entitled to vote at the Meeting.

     A Stockholder's Information Meeting will be held at 11:00 a.m. on Wednesday, May 16, 2001, for our stockholders in the Castile area at the Batavia Party House, Batavia, New York.

     Enclosed with this notice are the attached proxy statement, a proxy card and return envelope, instructions for voting by telephone or via the Internet, the Annual Report on Form 10-K, and the Company's 2000 Corporate Report to stockholders.

     Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Meeting, you are urged to read and carefully consider the attached proxy statement. You may vote by telephone, via the Internet, or mark, sign, date, and return the enclosed proxy card without delay in the accompanying pre-addressed postage-paid envelope. Your proxy may be revoked prior to its exercise by filing with the Corporate Secretary of Tompkins prior to the Meeting a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Meeting, filing a written notice of revocation with the Corporate Secretary at the Meeting prior to the vote and voting in person.

By order of the Board of Directors,


/s/ JAMES J. BYRNES                  /s/ JOSEPH H. PERRY
- ----------------------------------   -------------------------------------------
James J. Byrnes                      Joseph H. Perry
Chairman & Chief Executive Officer   Senior Vice President & Corporate Secretary


               P.O. BOX 460, ITHACA, NEW YORK 14851 (607) 273-3210

                             TOMPKINS TRUSTCO, INC.
                             [GRAPHIC LOGO OMITTED]



                                 PROXY STATEMENT


             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 15, 2001


     This proxy statement is being mailed to stockholders on or about April 13, 2001 in connection with the solicitation by the Board of Directors of TOMPKINS TRUSTCO, INC. ("Tompkins" or the "Company") of proxies to be used at the annual meeting of stockholders (the "Meeting") of the Company to be held on Tuesday, May 15, 2001 and any adjournment thereof.

VOTING

     Only stockholders of record at the close of business on March 30, 2001 will be entitled to vote. On March 30, 2001, there were 7,433,884 shares of common stock of the Company, par value $0.10 per share (the "Common Stock"), outstanding. Unless otherwise noted, all share numbers and share prices reflected in this proxy statement have been adjusted for the effect of stock splits. Each share of Common Stock is entitled to one vote on each matter to be voted on at the Meeting.

     Shares covered by any proxy that is properly executed and received prior to the close of business on the day of the Meeting will be voted and, if the stockholder who executes such proxy shall specify therein how such shares shall be voted on such proposals, the shares will be voted as so specified. Executed proxies with no instructions will be voted "FOR" each proposal for which no instruction is given. It is not anticipated that any matters other than as set forth in the Notice of Annual Meeting will be brought before the Meeting, but the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on any such matters that may come before the Meeting will be voted in accordance with the judgment of the person or persons acting under the proxy.

     The presence of a stockholder at the Meeting will not automatically revoke the stockholder's proxy. A stockholder may, however, revoke a proxy at any time prior to its exercise by: (1) delivering to the Corporate Secretary a written notice of revocation prior to the Meeting, (2) delivering to the Corporate Secretary a duly executed proxy bearing a later date, or (3) attending the Meeting and filing a written revocation with the Corporate Secretary at the Meeting prior to the vote and voting in person.

     The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock outstanding and entitled to vote is necessary to constitute a quorum for the conduct of business at the Meeting, and in the event there are not sufficient votes on any matter, the Meeting may be adjourned. Directors shall be elected by a plurality of the eligible votes cast and such other business, whether or not set forth in this proxy statement, as may properly come before the Meeting, will be determined by a majority of the eligible votes cast. Abstentions, in person or by proxy, and broker non-votes shall be counted toward a quorum, but abstentions and broker non-votes are not deemed to be votes cast and therefore have no effect on the outcome of the vote, which requires either a plurality or majority of the "votes cast," depending upon the proposal. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast. Accordingly, votes withheld will have a negative impact on the outcome of the vote.

SOLICITATION OF PROXIES

The total cost of solicitation of proxies in connection with the Meeting will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company [references herein to the "Company" include its subsidiaries, Tompkins Trust Company ("Trust Company"), The Bank of Castile, The Mahopac National Bank, and Tompkins Insurance Agencies, Inc. as the context may require] may solicit proxies for the Meeting personally or by telephone or electronic communication without additional remuneration. The Company will also provide brokers and other record owners holding shares in their names or in the names of nominees, in either case which are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in doing so. Although the Company has not yet retained a proxy soliciting firm to aid in the solicitation of proxies for the Meeting, it may do so at any time prior to the Meeting or any adjournment thereof. In such event, the Company will pay the fees and expenses of any such proxy solicitation firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes thereto set forth certain information with respect to the beneficial ownership of Common Stock of the Company as of March 30, 2001 by (i) the chief executive officer and each of the Company's four other most highly compensated executive officers in 2000 (the "Named Executive Officers") and each director of the Company, (ii) all executive officers and directors of the Company as a group, and (iii) all beneficial owners of five percent or more of the Common Stock of the Company. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the outstanding shares of Common Stock beneficially owned:

                                                                         COMMON STOCK
                                                                      BENEFICIALLY OWNED
                                                               --------------------------------
                                                                                    PERCENT OF
                                                               NUMBER OF            OUTSTANDING
NAMES                                                           SHARES               SHARES(1)
- -----------------------------------------------------------------------------------------------
DIRECTOR AND EXECUTIVE OFFICERS
    John A. Alexander+                                         10,761  (2)               **
    James J. Byrnes*+                                          90,978  (3)             1.20
    Brenda L. Copeland*                                        58,391  (4)               **
    James W. Fulmer*+                                          64,560  (5)               **
    Stephen E. Garner*                                         16,335  (6)               **
    Reeder D. Gates+                                           83,429  (7)             1.10
    William W. Griswold+                                        3,922  (8)               **
    James R. Hardie+                                           64,712                    **
    Edward C. Hooks+                                            4,524  (9)               **
    Bonnie H. Howell+                                           4,117  (10)              **
    Hunter R. Rawlings, III+                                    1,269  (11)              **
    Thomas R. Salm+                                             2,190  (12)              **
    Michael H. Spain+                                          93,977  (13)            1.24
    William D. Spain, Jr.+                                     94,120  (14)            1.24
    Donald S. Stewart*                                         46,645  (15)
    Craig Yunker+                                               4,835  (16)              **
    All directors and executive
       officers as a group (23 persons)                       749,071                  9.90

    INVESTMENT SERVICES DIVISION OF THE TRUST COMPANY
       IN THE FIDUCIARY CAPACITY INDICATED:
    Executor, Trustee or Co-Trustee                           883,086  (17)           11.67
    Trustee for the Tompkins Trustco
      Employee Stock Ownership Plan                           614,434  (17)            8.12
    Agent or Custodian                                        155,731  (17)            2.06
    ----------------------
    * Named Executive Officer
    + Director of the Company
    ** Less than 1 percent

(1) The number of shares of Common Stock deemed outstanding includes: (i) 7,433,884 of Common Stock outstanding as of March 30, 2001 and (ii) shares of Common Stock subject to outstanding stock options which are exercisable by the named individual or group in the next 60 days.

(2) Includes 1,052 shares owned by the spouse of Mr. Alexander and 732 shares held in trust pursuant to the Company's 1996 Stock Retainer Plan for Non-Employee Directors. Directors have no voting or investment power with respect to such shares.

(3) Includes 14,947 shares held in the Company's Employee Stock Ownership Plan and 57,417 shares issuable upon the exercise of exercisable stock options.

(4) Includes 8,520 shares held in the Company's Employee Stock Ownership Plan, 508 shares owned by the spouse of Ms. Copeland and 1,269 shares held as Custodian, under the Uniform Transfers to Minors Act, for her son.

(5) Includes 7,774 shares held in the Company's Employee Stock Option Plan, 957 shares owned by the spouse of Mr. Fulmer and 460 shares held as Custodian, under the Uniform Transfers to Minors Act, for his children.

(6) Includes 15,650 shares issuable upon the exercise of exercisable stock options.

(7) Includes 64,882 shares held in the R. D. Gates, Ltd. Employee Profit Sharing Fund, 1,988 shares owned by the spouse of Mr. Gates and 698 shares held in trust pursuant to the Company's 1996 Stock Retainer Plan for Non-Employee Directors. Directors have no voting or investment power with respect to such shares.

(8) Includes 805 shares held in trust pursuant to the Company's 1996 Stock Retainer Plan for Non-Employee Directors. Directors have no voting or investment power with respect to such shares.

(9) Includes 368 shares held by Mr. Hooks as Custodian, under the Uniform Transfers to Minors Act, for his children and 689 shares held in trust pursuant to the Company's 1996 Stock Retainer Plan for Non-Employee Directors. Directors have no voting or investment power with respect to such shares.

(10) Includes 557 shares held in trust for Ms. Howell pursuant to the Company's 1996 Stock Retainer Plan for Non-Employee Directors. Directors have no voting or investment power with respect to such shares.

(11) Includes 624 shares held in trust for Mr. Rawlings pursuant to the Company's 1996 Stock Retainer Plan for Non-Employee Directors. Directors have no voting or investment power with respect to such shares.

(12) Includes 545 shares owned by the spouse of Mr. Salm and 740 shares held in trust pursuant to the Company's 1996 Stock Retainer Plan for Non-Employee Directors. Directors have no voting or investment power with respect to such shares.

(13) Includes 63,090 shares held by W. D. Spain & Sons Limited Partnership of which Mr. Spain is a 20 percent owner and General Partner and 22 shares held in trust pursuant to the Company's 1996 Stock Retainer Plan for Non-Employee Directors. Directors have no voting or investment power with respect to such shares.

(14) Includes 63,090 shares held by W. D. Spain & Sons Limited Partnership of which Mr. Spain is a 20 percent owner and General Partner and 98 shares held in trust pursuant to the Company's 1996 Stock Retainer Plan for Non-Employee Directors. Directors have no voting or investment power with respect to such shares.

(15) Includes 13,289 shares held in the Company's Employee Stock Option Plan, 6,300 shares issuable upon the exercise of exercisable stock options and 10,516 shares owned by the spouse of Mr. Stewart.

(16) Includes 616 shares owned by Mr. Yunker's son and 141 shares held in trust pursuant to the Company's 1996 Stock Retainer Plan for Non-Employee Directors. Directors have no voting or investment power with respect to such shares.

(17) As of March 30, 2001, Tompkins Investment Services (a division of the Trust Company) held 1,653,251 shares representing of Common Stock of the Company, representing 21.86 percent of the issued and outstanding shares of Common Stock. Of such shares, 883,086 shares are held in a fiduciary capacity as Executor, Trustee or Co-Trustee. Where the Trust Company is sole executor or trustee, such shares will be voted only if the legal instrument provides for voting the stock at the direction of the donor or a beneficiary and such direction is in fact received. When acting in a co-fiduciary capacity, such shares will be voted by the co-fiduciary or fiduciaries in the same manner as if the co-fiduciary or fiduciaries were the sole fiduciary. Of the 1,653,251 shares mentioned above, 614,434 shares, or 8.12 percent of the outstanding stock, is held by the Tompkins Trustco Employee Stock Ownership Plan, for which all shares have been allocated to participant accounts. These shares are voted by individual plan participants. In addition, 155,731 shares are held as Agent or Custodian with the voting power retained by the owner. Such shares represent 2.06 percent of the Common Stock outstanding.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

     The purpose of the Meeting is the election of five directors for a term of three years expiring in the year 2004 and one director for a term of two years expiring in the year 2003. The bylaws of the Company provide that the stockholders elect directors to serve a three-year term to succeed those directors in the class whose terms of office expire at the Meeting or for a shorter period as the Board of Directors determines for the purposes of equalizing the classes of directors.

     The persons named in the proxy to represent stockholders at the Meeting are: JOSEPH H. PERRY of Ithaca, N.Y. and LINDA M. CARLTON of Lansing, N.Y. They will vote proxies as directed and in the absence of instructions, will vote the shares represented by the proxies in favor of the election of nominees named below. If any one or more of such nominees should become unavailable for election by reason of death, or unexpected occurrence, they will vote the shares for the election of such substitute nominees as the Board of Directors may propose. In no event will the Board of Directors propose to elect a number of directors in excess of the number of directors proposed in this proxy statement.

     The following table sets forth each nominee and continuing director's name, age, the year he or she first became a director and the year in which such term will expire. Biographies of the nominees and the directors continuing in office follow the table.

                                                          YEAR FIRST
                                                            ELECTED     TERM TO
NAME                                              AGE      DIRECTOR      EXPIRE
- --------------------------------------------------------------------------------
BOARD NOMINEES FOR TERMS TO EXPIRE IN 2004
- --------------------------------------------------------------------------------
    James J. Byrnes                                59         1989        2004
    Reeder D. Gates                                55         1985        2004
    Bonnie H. Howell                               53         1982        2004
    Michael H. Spain                               43         2000        2004
    William D. Spain, Jr.                          49         2000        2004

- --------------------------------------------------------------------------------
BOARD NOMINEE FOR TERM TO EXPIRE IN 2003
- --------------------------------------------------------------------------------
    James R. Hardie                                58         2001        2003

- --------------------------------------------------------------------------------
DIRECTORS CONTINUING IN OFFICE
- --------------------------------------------------------------------------------
    James W. Fulmer                                49         2000        2003
    William W. Griswold                            43         1996        2003
    Thomas R. Salm                                 60         1981        2003

    John E. Alexander                              48         1993        2002
    Edward C. Hooks                                51         1990        2002
    Hunter R. Rawlings, III                        56         1996        2002
    Craig Yunker                                   50         2000        2002


JAMES J. BYRNES has been the President and Chief Executive Officer and a Director of the Trust Company since 1989. Mr. Byrnes has also served as the Chairman of the Board of Directors since 1992. He was elected to serve in the same capacities for the Company in 1995. On January 25, 2000, Mr. Byrnes' role as President of the Company was assumed by James W. Fulmer. He also serves as a Director of The Mahopac National Bank, and Tompkins Insurance Agencies, Inc.

REEDER D. GATES has served as a Director of the Trust Company since 1985 and of the Company since 1995. Mr. Gates is president of R. D. Gates, Ltd., a company engaged in community pharmacies.

BONNIE H. HOWELL has served as a Director of the Trust Company since 1982. She has also served as Vice Chair of the Board of Directors since 1992. She was elected to serve in the same capacities for the Company in 1995. Ms. Howell is President and Chief Executive Officer of Cayuga Medical Center at Ithaca.

MICHAEL H. SPAIN was elected a Director of the Company effective September 19, 2000. He has served as a Director of The Mahopac National Bank since 1992. He is President and Owner of the Spain Agency, an insurance agency located in Mahopac, New York.

WILLIAM D. SPAIN, JR. was elected a Director of the Company effective January 25, 2000. He has served as a Director of The Mahopac National Bank since 1991 and Chairman of The Mahopac National Bank since 2000. He has been the managing partner of Spain & Spain, PC, a law firm in Mahopac, New York, since 1983.

JAMES R. HARDIE was elected a Director of the Company effective February 1, 2001. He was President of Austin, Hardie, Wise Agency, Inc. from 1974 until January 1, 2001, when he became President, Chief Executive Officer and a Director of Tompkins Insurance Agencies, Inc., a wholly-owned subsidiary of the Company.

JAMES W. FULMER was elected a Director of the Company and appointed President of the Company effective January 25, 2000. Mr. Fulmer served as the President and Chief Executive Officer of Letchworth Independent Bancshares Corporation from January 1, 1991 until the merger with the Company effective December 31, 1999. He has served as a Director of The Bank of Castile since 1988 and as Chairman since 1992. Mr. Fulmer served as the Chief Executive Officer of The Bank of Castile from 1996 through April, 2000. He has served as a Director of The Mahopac National Bank since June 1999, and as Chairman of Tompkins Insurance Agencies, Inc. since January 1, 2001.

WILLIAM W. GRISWOLD has served as a Director of the Company and the Trust Company since 1996. He is President and Chief Operating Officer of the Ontario Telephone Company, Inc. and the Trumansburg Home Telephone Company where he has been employed since 1979.

THOMAS R. SALM has served as a Director of the Trust Company since 1981 and of the Company since 1995. Mr. Salm is Vice President for Business Affairs at Ithaca College.

JOHN E. ALEXANDER has served as a Director of the Trust Company since 1993 and of the Company since 1995. He is President of The CBORD Group, Inc., a computer software company.

EDWARD C. HOOKS has served as a Director of the Trust Company since 1990 and of the Company since 1995. He is an attorney and a partner of Harris Beach LLP, the firm that is general counsel to the Company.

HUNTER R. RAWLINGS, III has served as a Director of the Company and the Trust Company since 1996. He is the 10th President of Cornell University. Dr. Rawlings was previously President of the University of Iowa.

CRAIG YUNKER was elected a Director of the Company effective January 25, 2000. He has served as a Director of The Bank of Castile since 1991 and is a partner in CY Farms, LLC.

BOARD OF DIRECTORS

     The Board of Directors of Company held nine meetings during the year ended December 31, 2000. Each director attended 75 percent or more of the aggregate number of meetings of the Board of Directors and 75 percent or more of the meetings for the committees of which such director was a member, except Michael
H. Spain who was elected a director effective September 19, 2000.

     Directors who are not otherwise employed by the Company are paid $650 for each meeting of the Board of Directors that is attended and $275 for each committee meeting attended (collectively, the "Meeting Fees"). In addition, directors who are not otherwise employed by the Company and chair a committee receive an annual stipend of $1,000 (the "stipend"). Pursuant to the 1996 Stock Retainer Plan for Non-Employee Directors, as amended, (the "Retainer Plan"), which was approved by the Company's stockholders on April 24, 1996, the non-employee directors of the Company are granted shares of Common Stock in the Company, in lieu of cash, as payment of their Meeting Fees and, as applicable, stipend. Meeting Fees are paid on March 31 and September 30 of each year, and the stipend is paid on March 31 of each year. At their election, each director participating in the Retainer Plan may defer receipt of the stock retainer. For the year ended December 31, 2000, 1,207 shares of Common Stock were issued to non-employee directors, or placed in a trust account with respect to deferred shares, for services on the Tompkins board. Aggregate fees paid by the Company to the eleven non-employee directors in 2000 were $38,575.

     Directors who are salaried employees of the Company are not compensated for their service on the Tompkins board or any board committee. Director Howell does not receive the fees described above, but instead receives an annual retainer for her services as Vice Chair. The amount paid to her in 2000 was $25,400.


COMMITTEES OF THE BOARD OF DIRECTORS

     As of December 31, 2000, Tompkins had a standing
Executive/Compensation/Personnel Committee, Audit/Examining Committee, and Nominating Committee.

     The Executive Compensation/Personnel Committee held four meetings during 2000, and its members at the close of business on December 31, 2000 were: Bonnie
H. Howell, Chair; Reeder D. Gates; William W. Griswold, Thomas R. Salm, Craig Yunker, and as an alternate, Edward C. Hooks. For a description of this committee, see "Report of the Executive Compensation/Personnel Committee of the Board of Directors" in this proxy statement.

     The Audit/Examining Committee held five meetings during 2000, and its members at the close of business on December 31, 2000 were: William W. Griswold, Chair, John E. Alexander, Thomas R. Salm, and as an alternate, Bonnie H. Howell. For a description of this committee, see "Report of the Audit/Examining Committee of the Board of Directors" in this proxy statement.

     The Nominating Committee held one meeting during 2000, and its members at the close of business on December 31, 2000, were: John E. Alexander, Chair; James J. Byrnes, and Bonnie H. Howell. The Nominating Committee recommended to the Board of Directors, nominees for election as directors. The committee will consider recommendations from stockholders if submitted in a timely manner and will apply the same criteria to all persons being considered.

EXECUTIVE COMPENSATION

REPORT OF THE EXECUTIVE/COMPENSATION/PERSONNEL COMMITTEE OF THE BOARD OF
DIRECTORS

     The Executive Compensation/Personnel Committee (the "Compensation Committee") for 2000 was composed of five outside directors. Among its duties, the Compensation Committee is responsible for monitoring the compensation of the Company's executive officers. A goal of the Compensation Committee is to maintain executive compensation which is fair and reasonable, given the size, nature and performance goals of the Company. The Compensation Committee also strives to see that compensation and benefits are competitive in order to attract and retain qualified management. The financial services industry is increasingly competitive and the board believes that strong management is essential for continuing the Company's record of strong financial performance.

     The Compensation Committee regularly surveys compensation practices, base salary, and total compensation, including incentives, in the banking industry. In 2000, the Compensation Committee utilized compensation surveys, which provide comparable information regarding the three compensation components used by the Company to motivate executive performance, namely annual base salary, incentive bonuses and equity-based incentive compensation. Based upon these surveys, the Compensation Committee believes the Company's compensation practices are well within normal range, particularly given the Company's strong operating results.

     Each of the Named Executive Officers has an annual base salary at a level the Compensation Committee believes is comparable to companies in the commercial banking industry with similar marketplace geography and demographics. In addition to base salary, each of the Named Executive Officers participated in an executive bonus plan in 2000. The Named Executive Officers who were employed by the Trust Company for all of 2000 also participated in the Tompkins County Trust Company Investment and Stock Ownership Plan. Corporate performance is measured by the Company's strategic and financial performance in the fiscal year, with particular reference to net income and profitability for the year. In making recommendations to the board, the Compensation Committee considers, but does not emphasize, year-to-year changes in stock price in its evaluation of corporate performance because the Compensation Committee does not believe that short-term fluctuations in stock price necessarily reflect the underlying strength or future prospects of the Company. Individual performance is measured by the strategic and financial performance of the particular officer's operational responsibility in comparison to targeted performance criteria. As reported in the Summary Compensation Table, the salary, bonus, and other compensation of the Named Executive Officers reflect the Company's strong results.

     While the Compensation Committee recognizes that the Company can exert very little influence on short-term fluctuations in stock price, the Compensation Committee does believe that long-term stock price appreciation reflects achievement of strategic goals and objectives. Accordingly, the Company seeks to create long-term performance incentives for its key employees by aligning their economic interests with the interests of stockholders through the equity-based component of its compensation program. Stock options are granted periodically to key employees at a price equal to the fair market value on the date of grant, and awards are based on the performance of such employees and anticipated contributions by such employees to the achievement of strategic goals and objectives. In addition to stock options, employees of the Company, including the Named Executive Officers, are given incentives to invest in Common Stock through the profit sharing component of the Tompkins County Trust Company Investment and Stock Ownership Plan.

     The following table sets forth the information concerning compensation of the Chief Executive Officer and the four most highly compensated executive officers in all capacities related to their service to Tompkins, during the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                                     LONG-TERM
NAME AND                                                      ANNUAL COMPENSATION                   COMPENSATION
                                       ------------------------------------------------------------------------------------
PRINCIPAL                                                                         OTHER ANNUAL                        ALL OTHER
POSITION                               YEAR        SALARY(1)      BONUS(2)       COMPENSATION(3)      OPTIONS(#)     COMPENSATION(4)
- ---------------------------------------------------------------------------------------------------------------------------------
JAMES J. BYRNES                        2000         $330,000       $140,000          $ 7,404               -0-          $42,900
Chairman of the Board                  1999          310,000        190,000            9,587               -0-           46,500
and CEO of Tompkins and                1998          293,000        130,000            6,262               -0-           43,880
Chairman of the Board,
President & CEO of
the Trust Company

JAMES W. FULMER                        2000         $174,000        $57,000          $ 3,792            30,000          $16,320
President of Tompkins                  1999          155,528         80,000            4,207               -0-           62,614
and Chairman of the Board
of The Bank of Castile


STEPHEN E. GARNER                      2000         $177,000        $91,250          $ 1,780               -0-          $ 5,276
Executive Vice President
of Tompkins & President and CEO
of The Mahopac National Bank


BRENDA L. COPELAND                     2000         $152,000        $40,000          $ 1,671            25,000          $ 8,672
Executive Vice President
of Tompkins & President and CEO                                                                            -0-
of The Bank of Castile                                                                                     -0-

DONALD S. STEWART                      2000         $131,000        $36,000          $10,556             6,000          $17,030
Executive Vice President               1999          125,000         38,000            6,657               -0-           18,463
of Tompkins and the                    1998          118,000         36,000            5,959               -0-           17,429
Trust Company

- ---------------------------------------------------------------------------------------------------------------------------------

(1) Includes Directors fees for Mr. Fulmer's service on the boards of Bank of Castile and Mahopac National Bank, for Ms. Copeland's service on the board of Bank of Castile and for Mr. Garner's service on the board of Mahopac National Bank.

(2) These amounts represent cash awards made for performance bonuses, as well as any such bonuses deferred under the Tompkins County Trust Company Deferred Compensation Plan for Senior Officers. For Mr. Garner this includes a $50,000 stay bonus paid in 2000.

(3) Includes amounts for cost of applicable life insurance, club dues and use of company vehicle or reimbursement for use of personal vehicle, as well as any value realized as a result of Incentive Stock Options exercised during the year.

(4) For Mr. Byrnes and Mr. Stewart, includes amounts paid by the Trust Company pursuant to the Trust Company's Investment and Stock Ownership Plan, including amounts deferred under said Plan. For Mr. Fulmer and Ms. Copeland, includes matching contributions under The Bank of Castile's 401(k) Plan and the Letchworth Independent Bancshares Corporation Employee Stock Ownership Plan and a contribution pursuant to the Executive Supplemental Income Agreement. For Mr. Garner, includes amounts paid pursuant to The Mahopac National Bank's Retirement Savings Plan /Profit Sharing distribution.

BENEFIT PLANS

EMPLOYMENT ARRANGEMENTS

     The Company has an agreement with James J. Byrnes, Chairman and Chief Executive Officer, which provides for severance payments equal to approximately three times his annualized tax-includable compensation under certain circumstances. This agreement would be operable should certain events take place which seek to effect a change of control (as defined in the agreement) of the Company. Payments would be due to Mr. Byrnes in the event of his termination (as defined in the agreement) within two years of a change of control.

     In connection with the merger of Letchworth Independent Bancshares Corporation ("LIBC") with and into Tompkins, Tompkins assumed all of LIBC's obligations under its employment agreements with James W. Fulmer and Brenda L. Copeland, respectively. During 2000, Mr. Fulmer served as the President of Tompkins and the Chairman of the Board of Directors of The Bank of Castile. Pursuant to the terms of the agreement, as amended, each year the term of Mr. Fulmer's employment agreement is automatically extended for an additional year so that the term of the employment agreement is always three (3) years. In the event that the Company terminates the employment agreement without "cause," as that term is defined in the agreement, the Company is required to pay Mr. Fulmer, as severance pay, his annual compensation plus all fringe benefits for a period of three (3) years from the date of such termination.

     During 2000, Ms. Copeland served as the President and Chief Executive Officer of The Bank of Castile. Each year the term of Ms. Copeland's employment agreement is automatically extended for an additional year so that the term of the employment agreement is always three (3) years. In the event that her employment is terminated without "cause," as that term is defined in the agreement, The Bank of Castile is required to pay Ms. Copeland, as severance pay, her annual compensation plus all fringe benefits for a period of eighteen
(18) months from the date of such termination. In addition, in the event that her employment is terminated as a result of a change of "control" of the Company, The Bank of Castile is required to pay Ms. Copeland, as severance pay, her annual compensation plus all fringe benefits for a period of three (3) years from the date of such termination. For purposes of the employment agreement, the term "control" is defined as the possession of the power to elect a majority of the members of the Board of Directors of the Company through the ownership of voting securities in the Company.

     During 2000, Stephen E. Garner served The Mahopac National Bank as its President and the Chief Executive Officer. Each year the term of Mr. Garner's employment agreement is automatically extended for an additional year so that the term of the employment agreement is always three (3) years. In the event that The Mahopac National Bank terminates the employment agreement without "cause," as that term is defined in the agreement, The Mahopac National Bank is required to pay Mr. Garner, as severance pay, his annual compensation for a period of eighteen (18) months from the date of such termination. In addition, in the event that The Mahopac National Bank terminates the employment agreement without "cause" as a result of a "Significant Event," as that term is defined in the agreement, The Mahopac National Bank is required to pay Mr. Garner, as severance pay, his annual compensation for the remainder of the then current three (3) year term of the employment agreement.

STOCK OPTION PLAN

     During 2000, the Company maintained a stock option plan as a vehicle to increase the incentive and to encourage the continued employment and services of key employees of the Company and its subsidiaries by facilitating their purchase of a stock interest in Tompkins. Management believes that an incentive stock option plan is in the best interests of the Company and its stockholders since it will enhance the Company's ability to continue to attract and retain qualified directors, officers and other key employees. The Board of Directors recommends that the stockholders approve the Tompkins Trustco, Inc. 2001 Stock Option Plan to replace the stock option plan currently in place. See "Proposal No. 2 - Adoption of Tompkins Trustco, Inc. 2001 Stock Option Plan. " During 2000, the Company issued options to acquire 163,500 shares of its Common Stock at a purchase price of $26.625 per share. During 2000, 19,467 options were exercised under the option plan, including the exercise by Mr. Stewart of 1,313 options.

     The following table shows the aggregate number of options outstanding as of March 30, 2001 for each of Named Executive Officers, and for all executive officers of the Company as a group.

                                   NUMBER OF OPTIONS           AVERAGE PER
NAME                                  OUTSTANDING            OUTSTANDING (1)
- --------------------------------------------------------------------------------
James J. Byrnes                         61,917                   18.400
James W. Fulmer                         30,000                   26.625
Stephen E. Garner                       20,550                   20.166
Brenda L. Copeland                      25,000                   26.625
Donald S. Stewart                       13,612                   22.930
All executive officers
  as a Group                            217,900                  23.28 (2)

- --------------------------------------------------------------------------------
(1) This price represents the fair market value, as that term is defined in the option plan, of the Common Stock of the Company on the date that the options were granted.

(2) This price represents a weighted average of the exercise price of all of the options currently outstanding to all executive officers of the Company.

     The following table shows the number of options exercised and the value of "in-the-money" options exercised by each of the Named Executive Officers during 2000, as well as the breakdown between options granted to each individual that were exercisable and unexercisable as of December 31, 2000, and the potential value of "in-the-money" options, both exercisable and unexercisable, as of December 31, 2000. "In-the-money" options are those options where the fair market value of the Company's Common Stock as of the close of the fiscal year was in excess of the Named Executive Officer price established on the grant date. This value is only realized by the executive when the option is exercised and will fluctuate with changes in the price for the Company's Common Stock after the close of the fiscal year.

                                                                                                   VALUE OF
                                                                             NUMBER OF            UNEXERCISED
                                                                            UNEXERCISED          IN-THE-MONEY
                                                                              OPTIONS               OPTIONS
                                                                           AT YEAR-END (#)       AT YEAR-END ($)
                                                                           ---------------       ---------------
                              SHARES ACQUIRED             VALUE            EXERCISABLE/          EXERCISABLE/
NAME                          ON EXERCISE (#)          REALIZED ($)        UNEXERCISABLE         UNEXERCISABLE (1)
- ------------------------------------------------------------------------------------------------------------------
James J. Byrnes                      0                      0             57,417/4,500           $574,826/$19,535
James W. Fulmer                      0                      0               0/30,000               $0/$41,250
Stephen E. Garner                    0                      0             10,750/9,800           $84,216/$76,773
Brenda L. Copeland                   0                      0               0/25,000                $0/$34,375
Donald S. Stewart                  1313                  $4,584            6,300/7,312            $55,020/$13,946
- ------------------------------------------------------------------------------------------------------------------

(1) The average price for the Company's Common Stock on the American Stock Exchange on December 31, 2000, the last trading day of the year, was $28.000 per share.

     No assurances can be given relating to the dilutive effect that the Option Plan, the current stock option plan, or options granted thereunder may have on the outstanding Common Stock.

DEFERRED PROFIT-SHARING PLAN

     During 2000, the Trust Company had an Investment and Stock Ownership Plan (the "ISOP") which covered substantially all employees of the Trust Company. The ISOP had an employer-funded profit-sharing component and an employee-funded 401(k) component. This plan allowed employees to elect to defer a portion of their profit sharing component, and to receive monetary contributions as determined by the Board of Directors. The ISOP also allowed for contributions by the Trust Company in the form of Common Stock. Contributions were determined by the Board of Directors and were limited to a maximum amount as stipulated in the ISOP. Amounts accrued for the accounts of the Named Executive Officers were $42,900 and $17,030 for Mr. Byrnes and Mr. Stewart, respectively, and are included in the Summary Compensation Table.

     On September 14, 2000, the Board of Directors approved an amendment to the ISOP, to be effective January 1, 2001. As a result, effective January 1, 2001, the Company will match 100% of an employee's contribution up to 3% of the employee's base pay, and match 50% of the next 2% of an employee's contribution to the ISOP up to 1% of the employee's base pay. In addition, the Company has the right to defer profit sharing contributions to the ISOP (said deferral not to be eligible to be matched).

     During 2000, the Company also implemented a new tax-qualified plan, the Tompkins Trustco, Inc. Employee Stock Ownership Plan (the "ESOP"). The purpose of the ESOP is to provide a discretionary profit sharing contribution to employees in the form of Company Stock. The ESOP becomes effective as of January 1, 2001, and The Bank of Castile Employee Stock Ownership Plan has been merged with and into the ESOP.

     All employees of the Company, including the employees of The Bank of Castile and The Mahopac National Bank, will now be eligible to participate in the ISOP and the ESOP.

RETIREMENT PLANS

     During 2000, the Trust Company and The Bank of Castile had defined benefit pension plans covering substantially all employees of those companies. On September 14, 2000, the Board of Directors decided to amend the Tompkins County Trust Company Retirement Plan from a traditional final pay, defined benefit plan to a pension equity plan (the "PEP"). This amendment is effective as of January 1, 2001, and the PEP will provide a retirement benefit based on "Points" defined in the PEP as a combination of age plus years of service, multiplied by "Average Final Earnings," as that term is defined in the PEP. All employees of the Company, including employees of The Bank of Castile and The Mahopac National Bank, began participating in the PEP effective January 1, 2001. Effective January 1, 2001, employees of the Trust Company and The Bank of Castile no longer accrue benefits under their respective plans. Certain employees of the Company, including Mr. Byrnes and Mr. Stewart, are covered by the PEP's `grandfathering" provisions. Specifically, Messrs. Byrnes and Stewart are currently deemed to have 12 and 29 years of service, respectively, under the PEP.

     The assets of the PEP will be held in a separate trust and administered by the Pension/Administration Committee appointed by the Board of Directors. Under the PEP, normal retirement age is 65 with reduced benefit payments for early retirement following age 55 through 65.

                          PENSION EQUITY PLAN TABLE (1)

                                YEARS OF SERVICE
- -------------------------------------------------------------------------------------------------
AVERAGE FINAL
EARNINGS                     15             20              25             30               35
- -------------------------------------------------------------------------------------------------
$ 50,000.00               $ 6,348        $ 8,430         $10,886        $13,013          $15,686
$ 75,000.00               $10,351        $13,733         $17,711        $21,150          $25,464
$100,000.00               $14,354        $19,035         $24,535        $29,288          $35,242
$125,000.00               $18,357        $24,338         $31,360        $37,425          $45,020
$150,000.00               $22,360        $29,640         $38,185        $45,562          $54,798
- -------------------------------------------------------------------------------------------------
$170,000.00               $25,562        $33,882         $43,645        $52,072          $62,620
- -------------------------------------------------------------------------------------------------

(1) A "grandfathering" multiplier based on age and service as of January 1, 2001 will increase the benefits of certain Trust Company employees covered under the previous Tompkins County Trust Company Retirement Plan, including Mr. Byrnes and Mr. Stewart.

     Employees who were employed by The Bank of Castile prior to participating in the PEP accrued a benefit under The Bank of Castile Pension Plan. An employee's "Normal Retirement Pension" benefit under The Bank of Castile Pension Plan is an amount equal to the product of one percent of such employee's "Average Compensation" and years of "Benefit Accrual Service", as those terms are defined in the plan. The following table sets forth the annual Normal Retirement Pension benefit at age 65 to an employee covered by The Bank of Castile Pension for each of the following Average Compensation amounts and periods of Benefit Accrual Service with The Bank of Castile.

                               THE BANK OF CASTILE
                               PENSION PLAN TABLE

                                YEARS OF SERVICE
- --------------------------------------------------------------------------------------------
AVERAGE
COMPENSATION            15           20           25           30           35           40
- --------------------------------------------------------------------------------------------
$15,000            $ 2,250      $ 3,000      $ 3,750      $ 4,500      $ 5,250      $ 6,000
$30,000            $ 4,500      $ 6,000      $ 7,500      $ 9,000      $10,500      $12,000
$45,000            $ 6,750      $ 9,000      $11,250      $13,500      $15,750      $18,000
$60,000            $ 9,000      $12,000      $15,000      $18,000      $21,000      $24,000
$75,000            $11,250      $15,000      $18,750      $22,500      $26,250      $30,000
- --------------------------------------------------------------------------------------------

SUPPLEMENTAL EMPLOYEE RETIREMENT PLANS

     The Company has a Supplemental Employee Retirement Plan (SERP) covering James J. Byrnes. The Plan provides for a retirement benefit at age 65 equal to 50 percent of earnings as defined in the SERP, averaged over the highest five consecutive years. Benefits under the SERP are reduced by payments due under the PEP and Social Security. Reduced benefits are payable in the event of retirement prior to age 65.

     The Mahopac National Bank has a SERP covering Stephen E. Garner, and certain other officers of The Mahopac National Bank . The SERPs provides for a retirement benefit at age 65 equal to 75 percent of final salary as defined in the SERPs. Benefits under the SERPs are offset by payments due under the PEP and Social Security. Reduced benefits are payable in the event of retirement prior to age 65.

     The Bank of Castile Company has entered into certain executive supplemental income agreements, which provide for specified deferred compensation benefits payable to certain highly compensated officers. Mr. Fulmer and Ms. Copeland are covered by such an agreement which provides for retirement benefits up to approximately 75 percent of their average five-year salary reduced by payments due under the PEP and Social Security.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2000, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were satisfied.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain directors and officers of the Company, members of their immediate families and companies or firms with which they are associated, were customers of, or had other transactions with, the Company in the ordinary course of business during 2000. All loans and commitments to loan were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features. As of December 31, 2000, the balance of all such loans included in total loans was $4,104,000. None of the loans outstanding to directors or officers of the Company, or members of their immediate families or companies or firms with which they are associated, were nonperforming at December 31, 2000.

      Edward C. Hooks, a Director of the Company and the Trust Company, is a partner in the law firm of Harris Beach LLP, the firm which provides legal services to the Company.

STOCK PERFORMANCE GRAPH

     The following graph sets forth comparative information regarding the Company's cumulative return on its Common Stock over the five-year period ended December 31, 2000. Total shareholder return is measured by dividing total dividends (assuming dividend reinvestment) plus the change in share price during the measurement period by the share price at the beginning of the measurement period. The Company's cumulative shareholder return for the five-year period based upon an initial investment of $100 is compared to the cumulative return of the Nasdaq Stock Market (U.S. Companies) and the SNL Securities L.P. Bank Index. The stock prices on the performance graph are not necessarily indicative of future stock price performance.


                             [GRAPHIC CHART OMITTED]


                                                              PERIOD ENDING
                           ------------------------------------------------------------------------------------
INDEX                            12/31/95      12/31/96      12/31/97     12/31/98      12/31/99      12/31/00
- ---------------------------------------------------------------------------------------------------------------
Tompkins Trustco, Inc.             100.00        126.62        168.06       208.86        179.86        181.90
NASDAQ - Total US*                 100.00        123.04        150.69       212.51        394.92        237.62
SNL Bank Index                     100.00        139.54        211.45       228.73        221.67        261.80

                                 PROPOSAL NO. 2

                       ADOPTION OF TOMPKINS TRUSTCO, INC.
                             2001 STOCK OPTION PLAN

     On January 23, 2001, the Board of Directors of the Company adopted, subject to stockholder approval, the Tompkins Trustco, Inc. 2001 Stock Option Plan (the "2001 Plan"). The Option Plan, as proposed, is set forth on Exhibit B to this proxy statement, and the following description of the 2001 Plan is qualified in its entirety by reference thereto.

     The Board of Directors recommends the reservation of 350,000 shares of the Company's Common Stock as the maximum number of shares which may be optioned and sold under the 2001 Plan. The closing price of the Common Stock on the American Stock Exchange on March 30, 2001 was $31.35 and therefore, as of such date, the aggregate market value of securities underlying options issuable under the 2001 Plan was $10,972,500.

     The purpose of the 2001 Plan is to attract and retain the best available personnel, and to furnish additional incentive to officers and key employees of Tompkins or any of the Company's subsidiaries, by encouraging such officers and key employees to acquire a proprietary interest in the Company or to increase the same. In addition, the 2001 Plan would replace the current Stock option plan with a plan that will remain in effect until January 22, 2011. Upon approval of the 2001 Plan by the stockholders of the Company, the option plan currently in effect would terminate; provided, however, that the Option Plan would remain in effect to the extent that there remain unexercised options issued in accordance with the terms and conditions of that plan.

           THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
           "FOR" THE ADOPTION OF THE TOMPKINS TRUSTCO, INC. 2001 STOCK OPTION PLAN AND "FOR" THE RESERVATION OF 350,000 SHARES OF COMMON STOCK FOR ISSUANCE THEREUNDER

     The affirmative vote of stockholders holding at least a majority of Common Stock voting in person or by proxy at the Meeting is necessary for approval of the 2001 Plan. Unless otherwise specified, proxies solicited by the Board of Directors will be voted "FOR" the adoption of the 2001 Plan and the reservation of 350,000 shares of Common Stock for issuance thereunder.

SUMMARY OF THE 2001 PLAN

     ADMINISTRATION. The Compensation Committee will be responsible for administering the 2001 Plan. The Compensation Committee has full authority, subject to the terms of the 2001 Plan, to make all determinations under the 2001 Plan. The Company will indemnify each member of the Board of Directors and the Compensation Committee for actions taken under the 2001 Plan.

     INCENTIVE AND NON-STATUTORY STOCK OPTIONS. The Compensation Committee may grant Incentive Stock Options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) (the "Code") under the 2001 Plan and options which do not qualify as Incentive Stock Options ("Non-Statutory Stock Options").

     ELIGIBILITY. The persons eligible to receive options under the 2001 Plan shall be such officers and key employees and consultants of the Company and its subsidiaries, as the Compensation Committee shall select from time to time. Directors who are not otherwise officers or employees of the Company, and other "Consultants," as defined in the 2001 Plan, are eligible to receive Non-Statutory Stock Options under the 2001 Plan.

     STOCK SUBJECT TO 2001 PLAN. The number of shares of Common Stock of the Company which may be subject to options granted under the 2001 Plan is 350,000 shares. Shares subject to options which are no longer exercisable will be available for issuance pursuant to other options.

     EXERCISE PRICE. The 2001 Plan provides that the exercise price under each option shall be no less than 100% of the fair market value (as defined in the 2001 Plan) of the Common Stock on the day the option is granted. The exercise price of an option is to be paid in cash, or by the delivery of a certified check or a bank check payable to the order of the Company. Alternatively, an optionee may pay for such shares, in whole or in part, by the delivery of shares of Common Stock of the Company already owned by such optionee in exchange for such new shares, provided that the value of such shares so exchanged shall be determined by the value of such shares on the date of exercise.

     NON-TRANSFERABILITY. Options granted under the 2001 Plan generally may be exercised during the optionee's lifetime only by the optionee, and shall not be assignable or transferable by the optionee, whether voluntarily or by operation of law or otherwise, except by Will or the laws of descent and distribution.

     EXERCISE. The duration of each option will be ten (10) years from the date of grant. Each option, or any installment thereof, may be exercised in whole or in part, by giving written notice to the Company at its principal office, specifying the number of shares to be purchased and accompanied by the payment of the exercise price. In no event will an option be exercisable later than ten years from the date of grant of the option.

     EFFECT OF TERMINATION OF SERVICES. Optionees shall have the right to exercise the vested portion of any options granted under the 2001 Plan only while the optionee maintains a relationship as an employee consultant as the case may be, of the Company or any of its subsidiaries and has been an employee consultant, as the case may be, of one or more of such corporations continuously since the grant of the option, except as otherwise expressly provided in the 2001 Plan. An optionee will be eligible to participate under the 2001 Plan and will be treated as a continuing employee during the period when the optionee is on military duty, sick leave or other bona fide leave of absence if the period of such leave does not exceed ninety (90) days, or, if longer, so long as a statute or contract guarantees the optionee's right to re-employment with the Company or its subsidiary. If an optionee's employment or consulting relationship is terminated because of the optionee's death, options held by the optionee may be exercised by the person designated in the optionee's Will or by the optionee's proper legal representative for a period of twelve (12) months after the date of the optionee's death. If an optionee is an employee or consultant of the Company or a subsidiary of the Company and the termination is due to the optionee's permanent and total disability, options held by the optionee may be exercised for a period of twelve (12) months following the date of such termination. If an optionee's employment with the Company or any of its subsidiaries is terminated without cause, any such unexercised options or portion thereof may be exercised, in whole or in part, by the optionee for a period of thirty (30) days after the effective date of such termination. In the event of an optionee's termination of employment for cause, any option or options held by him or her under the 2001 Plan, to the extent not exercised before the effective date of such termination, shall immediately terminate. In the case of optionee's death or permanent and total disability, the options may be exercised only to the extent exercisable on the date of death or permanent disablity. Notwithstanding any provision to the contrary, in no event is an option exercisable after the termination date specified in the option grant.

     STOCK DIVIDENDS AND STOCK SPLITS. The number, kind and price of the shares subject to each outstanding option will be proportionately and appropriately adjusted in the event of any stock dividend, stock split, recapitalization, reclassification, or other similar change in the Company's outstanding securities. The number of shares of Common Stock of the Company reserved for issuance pursuant to options granted under the 2001 Plan will be adjusted by the Board of Directors for any such changes.

     REORGANIZATION. Pursuant to the terms and conditions of the 2001 Stock Option Plan, all options granted thereunder shall have full and immediate vesting in the event that (i) the Company shall dispose of all or substantially all of its assets as an entity and thereafter dissolve, or (ii) consolidate with or merge into another corporation or permit one or more corporations to consolidate with or merge into it, and pursuant to any such merger or consolidation (1) the Company shall not be the resulting or surviving corporation and (2) neither the Company nor the stockholder's of the Company entitled to vote for the election of directors as of the date immediately preceding the effective date of said consolidation or merger, shall receive more than fifty percent (50%) of the resulting entity's voting capital stock. In the event of any merger or consolidation involving the Company pursuant to which the Company shall be the resulting or surviving corporation, any options granted under the 2001 Plan shall not be subject to full and immediate vesting.

     TERM OF 2001 PLAN. The 2001 Plan will terminate on January 22, 2011, ten
(10) years from the date the 2001 Plan was adopted by the Board of Directors, or, if earlier, upon the purchase of all Common Stock subject to the 2001 Plan pursuant to the exercise of options granted thereunder. Any options outstanding after the termination of the 2001 Plan will remain in effect in accordance with their terms. The Board of Directors may terminate or amend the 2001 Plan, except that the Board may not, without stockholder approval, increase the number of shares of Common Stock as to which options may be granted or change the class of employees eligible to receive options under the 2001 Plan.

     INCOME TAX CONSEQUENCES

     The following discussion summarizes certain federal income tax consequences of participation in the 2001 Plan and is based on the law as in effect on the date of this proxy statement.

     TO A PARTICIPANT. The grant of an option does not, by itself, result in any taxable income to an optionee. Taxable income also does not result merely because an option becomes exercisable. However, an optionee may have taxable income upon exercise of an option and may have further tax consequences upon disposition of any Common Stock purchased with the Option.

     Optionees who exercise Non-Statutory Stock realize "ordinary income" on the date of exercise equal to the difference (the "option spread") between the value of the Common Stock purchased and the exercise price. If the optionee is an employee of the Company, this income, like other wages, is subject to tax withholding.

     Any subsequent sale of Common Stock purchased under a Non-Statutory Stock may result in a capital gain or loss. Generally, gain on a sale of Common Stock held for more than 12 months is treated as "long term" gain subject to a maximum federal income tax rate of 20%. An optionee who sells the Common Stock at a loss is generally entitled to claim a capital loss, although the tax rules do not allow losses on so-called "wash sales" and sales to certain related parties (for example, a family member). The amount of gain or loss recognized on any sale will depend on the optionee's tax basis in the Common Stock. If the optionee paid the option exercise price entirely in cash, his or her tax basis is the amount of cash paid PLUS any ordinary income realized upon exercise. If the optionee paid part or all of the exercise price by surrendering previously acquired shares of Common Stock, his or her tax basis (and capital gains holding period) in the surrendered shares carries over dollar-for-dollar to an equivalent number of shares purchased under the option. Any additional shares purchased under the option have a tax basis equal to any cash paid upon exercise PLUS ALL the ordinary income realized upon exercise of the entire option.

     Different rules apply to options that qualify as Incentive Stock Options or ISOs. An optionee does not have ordinary income upon exercise of an ISO. However, exercise of an ISO increases alternative minimum taxable income ("AMTI") by an amount equal to the option spread. This increase may give rise to an alternative minimum tax ("AMT") liability. Whether exercise of an ISO gives rise to an AMT liability will depend on a number of factors, including the size of the option spread relative to the optionee's overall income. The rules for determining AMT liability require the optionee to compute AMTI in excess of certain exemption amounts, make certain adjustments, and then apply the AMT tax rate (maximum 20%). If the resulting tax amount is greater than the tax computed under the ordinary method, the optionee owes the AMT. An Optionee who is required to pay the AMT by reason of exercising an ISO may be able to credit a portion of the AMT against regular tax liability in subsequent years.

     Shares purchased under an ISO are subject to special tax holding rules. If the optionee holds on to ISO shares for at least two years from the date the option was granted and at least one year after exercise, any subsequent sale of the shares will produce long-term capital gain or loss. However, a disposition of ISO shares within either of these special holding periods (a so-called "disqualifying disposition") will generally result in the optionee having (i) ordinary income, subject to specific calculations, in the year of the disposition and (ii) additional gain on the disposition.

     Optionee's tax basis in ISO shares (used in measuring any capital gain or loss upon a sale or exchange) will depend on a number of factors. In general, the rules for determining tax basis are the same as those described above for Non-Statutory Stock Options. However, since an optionee does not have taxable ordinary income upon exercising an ISO, his or her aggregate tax basis in ISO shares (except for AMT calculation purposes) is generally limited to the amount of cash paid plus the tax basis in any shares surrendered as part of the purchase price. On the other hand, the optionee's tax basis in ISO shares that are disposed of in a "disqualifying disposition" is increased by the amount of any ordinary income realized by reason of that disposition.

     The rules described above for ISOs assume that the optionee exercises the ISO while an employee of the Company or within three months following termination of his or her employment (one year, if termination occurred by reason of total and permanent disability). If the optionee exercises an ISO after the expiration of these periods, the option will be treated for tax purposes as a Non-Statutory Stock Option. ISOs are also treated as Non-Statutory Stock Options for tax purposes to the extent that, in the aggregate, they first become exercisable in any calendar year for shares of Common Stock having a fair market value (determined at time of grant) in excess of $100,000.

     TO THE COMPANY. In general, the Company will be entitled to a deduction in connection with awards under the Plan only at such time, and in such amount, as optionees realize ordinary income in connection with the awards. Thus, in the case of an ISO, assuming there is no disqualifying disposition, the Company will not be entitled to a deduction because the optionee will not realize ordinary income. Where a transfer of Common Stock results in ordinary income subject to withholding, the Code requires satisfaction of the applicable withholding requirements as a condition to the Company's claiming its deduction.

     The Code limits to $1 million the deduction a public corporation may claim for remuneration paid to certain of its top officers, with a number of exceptions. Qualifying performance-based compensation is exempt from this deduction limitation. It is intended that stock options awarded under the 2001 Plan may qualify for this performance-based exemption except as the Board of Directors may otherwise determine.

REPORT OF THE AUDIT/EXAMINING COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit/Examining Committee of the Board of Directors of Tompkins is responsible for providing independent, objective oversight of the Company's accounting function, internal controls and financial reporting process. The Audit/Examining Committee is composed of three directors, each of whom is independent. The Audit/Examining Committee operates under a written charter approved by the Board of Directors. A copy of the charter is attached to this proxy statement as Exhibit A.

     Management is responsible for the Company's internal controls and financial reporting process. The Company's independent accountants, KPMG LLP ("KPMG"), are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit/Examining Committee's responsibility is to monitor and oversee the financial reporting and audit processes.

     In connection with these responsibilities, the Audit/Examining Committee met with management and with KPMG to review and discuss the Company's December 31, 2000 consolidated financial statements. The Audit/Examining Committee also discussed with KPMG the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), and received written disclosures from KPMG required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees). Fees for services provided by KPMG for the fiscal year ended December 31, 2000 were as follows: audit fees (including quarterly reviews) - $178,500; financial information systems design and implementation fees - none; and all other fees (which consisted primarily of tax compliance and tax consulting services and assistance with an SEC filing) - $252,850. The Audit/Examining Committee discussed KPMG's independence with KPMG and has considered whether the non-audit services provided by KPMG during the fiscal year ended December 31, 2000 were compatible with maintaining KPMG's independence.

     Based upon the Audit/Examining Committee's discussions with management and KPMG, and its review of the information described in the preceding paragraph, the Audit/Examining Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, to be filed with the Securities and Exchange Commission.


INDEPENDENT AUDITORS

     On recommendation of its Audit/Examining Committee, the Board of Directors has retained KPMG to continue as independent auditors and to audit the consolidated financial statements of the Company for the year ending December 31, 2001.

     A representative of KPMG is expected to attend the Meeting and will have an opportunity to make statements and respond to appropriate questions from stockholders.

STOCKHOLDER PROPOSALS

     If any stockholder desires to have a proposal formally considered at the annual meeting of stockholders and included in the proxy statement for that meeting, the proposal must be received in writing by the Corporate Secretary no later than December 1, 2001.

     The persons named in the proxies distributed by the Company may use their discretion in voting proxies with respect to shareholder proposals not included in the proxy statement for the 2002 Annual Meeting unless the Company receives notice of such proposals prior to February 23, 2002.

FORM 10-K

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SEC IS AVAILABLE WITHOUT CHARGE AT OUR WEBSITE WWW.TOMPKINSTRUSTCO.COM OR BY WRITING
TO: TOMPKINS TRUSTCO, INC., ATTN: FRANCIS M. FETSKO, SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER, P.O. BOX 460, ITHACA, NEW YORK 14851.

OTHER MATTERS

     The management knows of no business to be presented for consideration at the Meeting other than that stated in the Notice of Annual Meeting. If any additional matters should be presented, it is intended that the enclosed proxy will be voted in accordance with the judgment of the person or persons acting under the proxy.

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO VOTE YOUR PROXY PROMPTLY. YOU MAY VOTE BY TELEPHONE, VIA THE INTERNET, OR MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ACCOMPANYING PRE-ADDRESSED POSTAGE-PAID ENVELOPE. Your proxy may be revoked prior to its exercise by filing with the corporate secretary of Tompkins Trustco, Inc. prior to the Meeting a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Meeting, filing a written notice of revocation with the corporate secretary at the Meeting prior to the vote and voting in person.



Dated: April 13, 2001                        By order of the Board of Directors


                                             /s/ JOSEPH H. PERRY
                                             -----------------------------------
                                             Joseph H. Perry
                                             Senior Vice President & Corporate
                                             Secretary

                                    EXHIBIT A

                             TOMPKINS TRUSTCO, INC.
                        AUDIT/EXAMINING COMMITTEE CHARTER


I.   PURPOSE

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

     o Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.
     o Monitor the independence and performance of the Company's independent auditors and internal auditing department.
     o Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.  AUDIT COMMITTEE COMPOSITION AND MEETINGS

Audit Committee members shall meet the requirements of the AMEX Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgement. All members shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

Audit Committee members and the Chair shall be appointed by the Board of Directors.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the Corporate auditor of the internal auditing department, the independent auditors and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed.


III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

     REVIEW PROCEDURES

     1. Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published in the company's annual proxy at least every three years in accordance with SEC regulations.

     2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

     3. In consultation with the management, the independent auditors and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

     4. On a quarterly basis discuss any significant changes to items required to be communicated by the independent auditors in accordance with SAS
          61. The Chair or acting Chair of the Committee may represent the entire Audit Committee for purposes of this review.

     INDEPENDENT AUDITORS

     5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence, and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

     6. Approve the fees and other significant compensation to be paid to the independent auditors.

     7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

     8. Review the independent auditors audit plan - discuss scope, staffing, locations, and reliance - upon management and internal audit and Corporate audit approach.

     INTERNAL AUDIT DEPARTMENT AND LEGAL COMPLIANCE

     9. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

     10. Review the appointment, performance and replacement of the Corporate Auditor of the internal audit department.

     11. Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

     12. On at least an annual basis, review with management or the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements and inquiries received from the regulators or governmental agencies.

     OTHER AUDIT COMMITTEE RESPONSIBILITIES

     13. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

     14. Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

     15. Maintain minutes of meetings and report to the Board of Directors on significant results of the foregoing activities.

                                    EXHIBIT B

                  TOMPKINS TRUSTCO, INC. 2001 STOCK OPTION PLAN

     1. PURPOSE. THE TOMPKINS TRUSTCO, INC. 2001 STOCK OPTION PLAN (hereinafter referred to as the "Plan") is designed to attract the best available personnel for positions of substantial responsibility and to furnish additional incentive to officers and key employees of TOMPKINS TRUSTCO, INC. (hereinafter referred to as the "Company"), or any of the Company's wholly-owned or substantially owned subsidiaries, upon whose efforts the successful conduct of the business of the Company largely depends, by encouraging such officers and key employees to acquire a proprietary interest in the Company or to increase the same. This purpose will be effected through the granting of options to purchase the Common Stock of the Company which will be either "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended to date (hereinafter referred to as the "Code") or Non-Statutory Stock Options (which shall not qualify under Section 422 of the Code) on the terms provided herein. Hereinafter the term "option" shall be deemed to refer to either Incentive Stock Options or Non-Statutory Stock Options as the context requires, unless specific reference is made to Incentive Stock Options.

     2. ELIGIBILITY. The persons eligible to receive options under this Plan shall be such officers and key employees and "Consultants" of the Company and its subsidiaries as the Board of Directors of the Company shall select from time to time; provided, however, that all options must be approved by the Executive, Compensation/Personnel Committee designated by the Board of Directors (the "Compensation Committee"). The Compensation Committee shall be composed solely of two (2) or more "Non-Employee Directors," as that term is defined in Rule 16b-3(b)(3)(i) promulgated under Section 16 of the Securities Exchange Act of 1934, as amended. All references in this Plan to employees of the Company shall include the officers and key employees of any parent or subsidiary of the Company, as those terms are defined in Section 424 of the Internal Revenue Code. For the purposes of this Plan, "Consultant" shall mean any person or entity, including an officer or director of the Company or a subsidiary of the Company who provides services (other than as an employee) to the Company or a subsidiary of the Company, and shall include a member of the Board of Directors of the Company who is not an employee of the Company or a subsidiary of the Company at the time the option is granted. Key employees shall be entitled to receive Incentive Stock Options and/or Non-Statutory Stock Options hereunder. Consultants shall be entitled to receive Non-Statutory Stock Options hereunder.

     3. STOCK SUBJECT TO OPTIONS. Subject to the provisions of Section 11 hereof, options may be granted under this Plan for up to 350,000 shares of Common Stock, par value $.10 per share, of the Company (hereinafter referred to as "Shares"), which Shares may, in the discretion of the Board of Directors of the Company, consist either in whole or in part of authorized but unissued shares of Common Stock or shares of Common Stock held in the treasury of the Company. Any Shares subject to an option that expires or terminates unexercised as to such Shares for any reason whatsoever, shall continue to be available for options under this Plan.

     4. EFFECTIVE DATE. The effective date of this Plan shall be January 23, 2001, the date that the Plan was adopted by the Board of Directors of the Company; provided, however, that the effectiveness of the Plan shall be subject to and contingent upon the approval by the stockholders of the Company within twelve (12) months of the date that this Plan is so adopted by the Board of Directors.

     5. TERMS AND CONDITIONS OF OPTIONS. Each option granted by the Compensation Committee on behalf of the Board of Directors pursuant to this Plan shall be evidenced by a certain stock option agreement (the "Agreement") containing provisions consistent with this Plan. The Agreement shall specify whether the options granted are Incentive Stock Options, designed to qualify under the provisions of Section 422 of the Code, or Non-Statutory Stock Options, which are not designed to qualify under Section 422 of the Code. The Agreement, whether for Incentive Stock Options, Non-Statutory Stock Options, or both, shall incorporate in substance the following terms and conditions:

               (a) PRICE. Each option shall state the number of Shares subject to the option as well as the option price of each such Share, which shall be an amount not less than the "Fair Market Value" of a share of Common Stock of the Company as of the date the option is granted. For the purposes of the Plan, the "Fair Market Value" of each share of Common Stock of the Company shall be, if shares of Common Stock of the Company are listed or admitted to trading on any stock exchange, an amount equal to the closing price of the Common Stock of the Company on such exchange, on the date immediately preceding the date of such grant. If the Common Stock of the Company is not, at the time an option is granted, listed or admitted to trading on a stock exchange, the "Fair Market Value" shall be the average between the lowest reported "bid" price and the highest reported "ask" price of shares of Common Stock of the Company on the date immediately preceding the date of such grant in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Compensation Committee. If for any reason the Common Stock of the Company is no longer being traded at the time of the grant of the option, the "Fair Market Value" of each share of Common Stock of the Company shall be determined by the Compensation Committee; provided, however, that the "Fair Market Value" shall in no event be less than the book value of the Common Stock of the Company as of the date said option is granted, excluding goodwill. In the event an option, which is designed to qualify as an Incentive Stock Option, is granted to any person who would after the grant of such option be deemed to beneficially own stock possessing more than ten percent (10 percent) of the total combined voting power of all classes of capital stock of the Company within the meaning of Section 422(b)(6) of the Code (hereinafter referred to as a "Ten Percent Shareholder"), the option price per share shall be an amount equal to not less than one hundred ten percent (110 percent) of the "Fair Market Value" of a share of Common Stock of the Company as of the date the option is granted.

               (b) TERM. The term of each option shall be determined by the Compensation Committee, but in no event shall an option be exercisable either in whole or in part after the expiration of ten (10) years from the date on which it is granted, or in the case of a Ten Percent Shareholder where the option is designed to qualify as an Incentive Stock Option, in no event shall such an option be exercisable either in whole or in part after the expiration of five (5) years from the date on which it is granted. The Board of Directors and an optionee may at any time by mutual agreement terminate any option granted to such optionee under this Plan.

               (c) VESTING SCHEDULE. Each Agreement may include, in the discretion of the Compensation Committee, a vesting period following the grant of any option during which all or any part of such option remains forfeitable and cannot be exercised. All Agreements shall provide for full and immediate vesting in the event that (i) the Company shall dispose of all or substantially all of its assets as an entity and thereafter dissolve, or (ii) consolidate with or merge into another corporation or permit one or more corporations to consolidate with or merge into it and pursuant to any such merger or consolidation (1) the Company shall not be the resulting or surviving corporation AND (2) neither the Company nor the shareholders of the Company entitled to vote for the election of directors as of the date immediately preceding the effective date of said consolidation or merger, shall receive more than fifty percent (50 percent) of the resulting entity's voting capital stock. In the event of any merger or consolidation involving the Company and pursuant to which (1) the Company shall be the resulting or surviving corporation, OR (2) either Company shall not be the resulting or surviving corporation AND (2) neither the Company nor the shareholders of the Company entitled to vote for the election of directors as of the date immediately preceding the effective date of said consolidation or merger, shall receive more than fifty percent of the resulting entity's voting capital stock, then any options granted under this Plan shall remain subject to the vesting schedule set forth in the Agreement regarding such grant and shall not be subject to full and immediate vesting. Additional specific provisions regarding vesting in the event of an optionee's death or disability are set forth at Sections 9 and 10 of this Plan, respectively.

               (d) EXERCISE. Notwithstanding any provision to the contrary set forth herein, any option exercised subsequent to the date in which optionee's relationship with the Company or any of its subsidiaries is terminated (whether such relationship is as an employee or Consultant), shall only be exercisable to the extent that said option vested as of said termination date. Each option, or any installment thereof, shall be exercised whether in whole or in part, by giving written notice to the Company at its principal office, specifying the number of Shares to be purchased and the purchase price to be paid, and accompanied by the payment of the purchase price. Any optionee may pay for the Shares subject to the option with cash, a certified check or a bank check payable to the order of the Company. Alternatively, the optionee may pay for the Shares, in whole or in part, by the delivery of shares of Common Stock of the Company already owned by him or her for a period in excess of six (6) months, which shares will be accepted in exchange for the Shares at their value on the date of exercise. Certificates representing the shares purchased by the optionee shall be issued as soon as practicable after the optionee has complied with the provisions hereof.

     6. ANNUAL LIMITATION FOR INCENTIVE STOCK OPTIONS. The aggregate Fair Market Value of the Shares (determined under Section 5 as of the time the option is granted) with respect to which Incentive Stock Options are first exercisable by an optionee during any calendar year (under all stock option plans of the Company or any of its subsidiaries) shall not exceed One Hundred Thousand Dollars ($100,000).

     7. NON-ASSIGNMENT. During the lifetime of the optionee, options issued hereunder shall be exercisable only by the optionee and shall not be assignable or transferable by the optionee, whether voluntarily or by operation of law or otherwise, and no other person shall acquire any rights therein.

     8. TERMINATION OF EMPLOYMENT.

               (a) Optionees shall have the right to exercise the vested portion of any options granted under this Plan only while the optionee maintains a relationship as an employee or Consultant, as the case may be, of the Company or any of its subsidiaries and has been an employee or Consultant of one or more such corporations continuously since the grant of the option, except as otherwise expressly provided herein. For purposes of this Section, a relationship qualifying an optionee to participate under this Plan will be treated as continuing during the period when the optionee is on military duty, sick leave or other bona fide leave of absence if the period of such leave does not exceed ninety (90) days, or, if longer, so long as a statute or contract guarantees the optionee's right to re-employment with the Company or the applicable subsidiary. When the period of leave exceeds ninety (90) days and the optionee's right to re-employment is not guaranteed either by statute or by contract, the relationship will be deemed to have terminated on the ninety-first (91st) day of such leave.

               (b) In the event of an optionee's termination of employment without "cause," other than by reason of death or permanent and total disability, or the retirement by optionee as a result of "Normal Retirement" (as defined for purposes of the Company's retirement plan as in effect as of the date that this Plan was adopted by the Board of Directors of the Company), the optionee shall have the right to exercise the vested portion of his or her unexercised options as of said termination date, or any portion thereof, at any time within thirty (30) days of said termination date; provided, however, that in any event, the option cannot be exercised after the expiration of the term of the option. In the event of an optionee's termination of employment for "cause", any option or options held by him or her under this Plan, to the extent not exercised before the effective date of such termination, shall forthwith terminate. For purposes of this Plan, the term "cause" shall mean the optionee's dishonesty, malfeasance, misfeasance or the commission of a criminal offense. The conclusion of the Compensation Committee in determining whether "cause" for termination exists shall be final and conclusive. In the event that the optionee retires from the Company or any of its subsidiaries as a result of a Normal Retirement, the optionee shall have the right to exercise the vested portion of his or her unexercised options as of said retirement date, or any portion thereof, at any time within ninety (90) days of said Normal Retirement Date (as defined for purposes of the Company's retirement plan as in effect as of the date that the Plan was adopted by the Board of Directors of the Company); provided, however, that in any event, the option cannot be exercised after the expiration of the term of the option. Options not exercised within the applicable period specified above shall terminate.

     9. DEATH OF OPTIONEE. In the event that an optionee's employment (in the case of an employee), or provision of services as a consultant (in the case of a Consultant), terminates by reason of said optionee's death prior to the complete exercise of the vested portion of the options granted to the optionee under this Plan, any such unexercised option or portion thereof may be exercised in whole or in part within one (1) year after the date of the optionee's death and then only: (i) by the optionee's estate or by or on behalf of such person or persons to whom the optionee's rights pass under the optionee's Will or the laws of descent and distribution; and (ii) prior to the expiration of the term of the option.

     10. DISABILITY. In the event that an optionee's employment (in the case of an employee) or provision of services as a consultant (in the case of a Consultant) with the Company or any of its subsidiaries terminates by reason of said optionee's permanent and total disability (within the meaning of Section 22(e)(3) of the Code) prior to the complete exercise of the vested portion of the options granted to the optionee under this Plan, the optionee shall have the right to exercise the vested portion of his or her unexercised options as of the termination date, or any portion thereof, within one (1) year after the date that optionee's employment or consulting relationship with the Company terminates as a result of said permanent and total disability; provided, however, that in no event shall any such options be exercisable after the expiration of the term of the option.

     11. ADJUSTMENTS TO NUMBER OF SHARES. The aggregate number and kind of Shares available for options under this Plan, the number and kind of Shares subject to any outstanding option and the option price of each outstanding option, shall be proportionately adjusted by the Board of Directors for any increase, decrease or change in the total outstanding common shares of the Company resulting from a stock dividend, recapitalization or similar transaction (but not by reason of the issuance or purchase of common voting stock by the Company in consideration for money, services or property).

     12. RIGHTS AS A SHAREHOLDER. The optionee shall have no rights as a stockholder of the Company with respect to the Shares purchased by him or her pursuant to the exercise of an option until the date of the issuance to him or her of a certificate of stock representing such Shares. No adjustment shall be made for dividends or for distributions of any other kind with respect to Shares for which the record date is prior to the date of the issuance to the optionee of a certificate for the Shares.

     13. INVESTMENT PURPOSE. Each written notice by which an optionee exercises an option shall contain representations on behalf of the optionee that he or she acknowledges that the Company is selling or distributing Shares to him or her under a claim of exemption from registration under the Securities Act of 1933, as amended (hereinafter referred to as the "Act"), as a transaction not involving any public offering; that he or she represents and warrants that he or she is acquiring such Shares with a view to investment and not with a view to distribution or resale; and that he or she agrees not to make any sale or other distribution or disposition of such Shares unless (i) a registration statement with respect to such Shares shall be effective under the Act, together with proof satisfactory to the Company that there has been compliance with applicable state law, or (ii) the Company shall have received an opinion of counsel satisfactory to it that no violation of the Act or applicable state law will be involved in such transfer. The Company shall include on any certificate for Shares issued under this Plan such legend restricting the transfer thereof as it may deem appropriate to comply with any requirement established by law or by the rules of any stock exchange.

     14. TERM OF PLAN. This Plan originally was adopted by the Board of Directors on January 23, 2001, and approved by the stockholders of the Company at the Annual Meeting of Stockholders on May 15, 2001, and shall remain in effect until all Shares subject to issuance hereunder have been purchased pursuant to the exercise of the options granted under this Plan or until all such options have lapsed or terminated unexercised; provided, however, that all options and rights under this Plan must be granted on or before January 22, 2011, which date is ten (10) years from the date that this Plan was adopted by the Board of Directors of the Company.

     15. AMENDMENT AND TERMINATION OF PLAN. The Board of Directors of the Company, without further approval of the stockholders of the Company, may at any time suspend or terminate this Plan or may amend it from time to time in any manner; provided, however, that no amendment shall be effective without prior approval of the stockholders of the Company which would (i) except as provided in Section 11 hereof, increase the maximum number of Shares which may be issued under this Plan, (ii) change the eligibility requirements for individuals entitled to receive options under this Plan, (iii) extend the period for granting options, (iv) change the manner of determining the option price, or (v) materially increase the benefits accruing to employees under this Plan. No amendment, modification or termination of this Plan shall in any manner adversely affect any outstanding option under this Plan without the consent of the optionee holding such affected options.

     16. TERMINATION OF PRIOR STOCK OPTION PLANS. Upon adoption of this Plan by the stockholders of the Company, all other stock option plans in effect on behalf of the Company or any of its subsidiaries shall terminate; provided, however, such plans shall remain in effect to the extent there remain unexercised options issued in accordance with the terms and conditions of such plan or plans.

     17. ADMINISTRATION. This Plan shall be administered by the Compensation Committee of the Board of Directors and decisions of the Compensation Committee concerning the interpretation and construction of any provisions hereof or any option granted pursuant hereto shall be final. The Company shall effect the grant of options under this Plan in accordance with the decisions of the Compensation Committee, which may, from time to time, adopt rules and regulations for carrying out this Plan. For purposes of this Plan, an option shall be deemed to be granted when the written Agreement for the same is signed on behalf of the Company by its duly authorized officer or representative. Subject to the express provisions of this Plan, the Compensation Committee shall have the authority, in its discretion and without limitation, to determine: the Optionees to receive options, the times when such individuals shall receive such options, the number of Shares to be subject to each option, the term of each option, the date when each option or portion thereof shall become exercisable, the term of each installment, the option price of each Share subject to option, and such other terms or conditions of any option that are not inconsistent with the terms and conditions of this Plan or, in the case of an Incentive Stock

Option, not inconsistent with the qualification of such option under Section 422 of the Code; to accelerate the date of exercise of any option or installment thereof; and to make all other recommendations advisable for administering this Plan.

     18. RESERVATION OF SHARES. The Company shall be under no obligation to reserve Shares to fill options. The grant of options to employees hereunder shall not be construed to constitute the establishment of a trust of such Shares and no particular Shares shall be identified as optioned and reserved for employees hereunder. The Company shall be deemed to have complied with the terms of this Plan if, at the time of issuance and delivery pursuant to the exercise of an option, it has a sufficient number of Shares authorized and unissued or in its treasury which may then be appropriated and issued for the purposes contemplated herein, irrespective of the date when such Shares were authorized.

     19. APPLICATION OF PROCEEDS. The proceeds of a sale of Shares by the Company under this Plan will constitute general funds of the Company and may be used by the Company for any purpose.

     20. NO RIGHTS CONFERRED. The adoption and maintenance of this Plan shall not be deemed to constitute a contract between the Company or any of its subsidiaries and any officer or employee or to be a consideration for, or an inducement to or condition of, the employment of any person. Nothing herein contained shall be deemed to: (i) give to any officer or employee the right to be retained in the employ of the Company or any of its subsidiaries, (ii) interfere with the right of the Company or any of its subsidiaries to discharge any officer or employee at any time, (iii) give to the Company or any of its subsidiaries the right to require any officer or employee to remain in its employ, or (iv) interfere with any officer's or employee's right to terminate his or her employment with the Company or any of its subsidiaries at any time.

     21. TAX WITHHOLDING. The Company, which employs an officer or employee granted an option under this Plan, shall have the right to deduct or otherwise effect a withholding of any amount required by federal or state laws to be withheld with respect to the grant, exercise, or surrender of any option, or the sale of Shares acquired upon the exercise of an option, in order for the Company (or one of its subsidiaries, as the case may be) to obtain a tax deduction otherwise available as a consequence of such grant, exercise, surrender or sale, as the case may be. Under appropriate circumstances, such right shall include the right to receive payment from the optionee of the required withholding amount. In addition, if, following the exercise of an option granted hereunder, an optionee sells Shares purchased on exercise of an Incentive Stock Option within two (2) years from the date of the granting of such Incentive Stock Option or within one (1) year after the transfer of such Shares to the optionee, the optionee shall notify the Company at the time of such sale.

     22. INDEMNIFICATION. To the extent permitted by law, each person who is or shall have been a member of the Board of Directors of the Company or the Compensation Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company or any subsidiary thereof may have to indemnify them or hold them harmless.

     23. GOVERNING LAW. This Plan shall be governed by and construed in accordance with the laws of the State of New York.

                             [GRAPHIC LOGO OMITTED]

                                  TOMPKINS
                                   TRUSTCO INC.
                      P.O. Box 460, Ithaca, New York 14851
                                 (607) 273-3210
                             www.tompkinstrustco.com

YOUR VOTE IS IMPORTANT                                    TOMPKINS TRUSTCO, INC.
VOTE BY TELEPHONE/INTERNET
24 HOURS A DAY, 7 DAYS A WEEK

Dear Tompkins Trustco Stockholder:

For our Annual Meeting, we offer you the convenience of telephone or Internet voting. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

TO VOTE BY PHONE:
o CALL OUR TOLL-FREE NUMBER FROM ANY TOUCH-TONE TELEPHONE IN THE UNITED STATES OR CANADA: 1-800-526-6707.
o WHEN PROMPTED, ENTER YOUR "CONTROL NUMBER," FOLLOWED BY THE # SIGN. YOUR CONTROL NUMBER IS PRINTED BELOW.
o    FOLLOW THE RECORDED INSTRUCTIONS.
o WHEN YOU FINISH, YOU WILL HEAR A RECORDED RECAP. IF IT IS CORRECT, PRESS "2" TO REGISTER YOUR VOTE.
TO VOTE VIA INTERNET:
o    VISIT OUR ELECTRONIC VOTING WEBSITE ON THE INTERNET:
     HTTP://PROXY.SHAREHOLDER.COM/TMP
o ENTER YOUR "CONTROL NUMBER" IN THE ON-SCREEN BOX, THEN CLICK ON "SUBMIT." YOUR CONTROL NUMBER IS PRINTED BELOW.
o    FOLLOW THE ON-SCREEN INSTRUCTIONS.
o WHEN YOU FINISH, REVIEW YOUR VOTE. IF THE ON-SCREEN CONFIRMATION IS CORRECT, CLICK AGAIN ON "SUBMIT" TO REGISTER YOUR VOTE.
TO VOTE BY MAIL:
o    MARK, SIGN AND DATE THE VOTING CARD ATTACHED BELOW.
o RETURN IT IN THE POSTAGE-PAID ENVELOPE WE HAVE PROVIDED. MAKE SURE THE PRE-PRINTED ADDRESS SHOWS THROUGH THE ENVELOPE WINDOW. DO NOT MAIL ADDITIONAL CARDS IN THE RETURN ENVELOPE. THE RETURN ENVELOPES ARE MECHANICALLY OPENED AND ADDITIONAL CARDS MAY BE ACCIDENTALLY DESTROYED.



                YOUR VOTE IS IMPORTANT!
  IF YOU SUBMIT YOUR PROXY BY TELEPHONE OR THROUGH THE
INTERNET THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY.
                 THANK YOU FOR VOTING!                            CONTROL NUMBER


            DETACH HERE UNLESS YOU ARE VOTING BY TELEPHONE OR E-MAIL

1. Election of five (5) Directors for a term     FOR all nominees       WITHHOLD AUTHORITY to vote           *EXCEPTI0NS
   of three years expiring in the year 2004,       listed below.        for all nominees listed below.
   and one (1) Director for a term of two
   years expiring in the year 2003.                    [ ]                         [ ]                            [ ]

Nominees: James J. Byrnes (3 yrs.), Reeder D. Gates (3 yrs.), Bonnie H. Howell (3 yrs.), Michael H. Spain (3 yrs.), William D. Spain, Jr. (3 yr.) and James R. Hardie (2 yrs.) [INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.] *Exceptions:

- --------------------------------------------------------------------------------

2. To approve the proposal to adopt the      FOR [ ]   AGAINST [ ]   ABSTAIN [ ]
   Tompkins Trustco, Inc. 2001 Stock
   Option Plan.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. [Management at present knows of no other business to be presented at the meeting.]

                               Change of Address and/or Comments Mark Here [ ] (Name of stockholder should be signed exactly as it appears to the left.)

                               Date                               , 2001.
                                   -------------------------------

                               ------------------------------------------
                                              Signature

                               ------------------------------------------
                                      Signature, if held jointly

                                                   VOTES MUST BE INDICATED
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY       (X) IN BLACK OR BLUE INK.
CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                             TOMPKINS TRUSTCO, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                              TUESDAY, MAY 15, 2001


                       YOUR VOTING CARD IS ATTACHED BELOW.

      YOU MAY VOTE BY TELEPHONE, VIA THE INTERNET OR BY CONVENTIONAL MAIL.

       PLEASE READ THE OTHER SIDE OF THIS CARD CAREFULLY FOR INSTRUCTIONS.

             HOWEVER YOU DECIDE TO VOTE, YOUR REPRESENTATION AT THE

      ANNUAL MEETING OF STOCKHOLDERS IS IMPORTANT TO TOMPKINS TRUSTCO, INC.












       DETACH HERE UNLESS YOU ARE VOTING BY TELEPHONE OR VIA THE INTERNET


TOMPKINS TRUSTCO, INC.                             PROXY/VOTING INSTRUCTION CARD
- --------------------------------------------------------------------------------
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TOMPKINS
          TRUSTCO, INC. FOR THE ANNUAL MEETING ON TUESDAY, MAY 15, 2001

         The undersigned stockholder of TOMPKINS TRUSTCO, INC. (the "Company") hereby constitutes and appoints Joseph H. Perry and Linda M. Carlton, or either of them, as proxy of the undersigned, with full power of substitution and revocation, to vote all shares of Common Stock of the Company standing in his or her name on the books of the Company at the Annual Meeting of Stockholders to be held at 7:30 p.m. in the Grand Ballroom at the Clarion University Hotel & Conference Center, Ithaca, NY 14850, on May 15, 2001, or at any adjournment thereof, with all the powers which the undersigned would possess if personally present, as designated on the reverse side.
         The undersigned hereby instructs the said proxies (i) to vote in accordance with the instructions indicated on the reverse side, BUT IF NO INSTRUCTION IS GIVEN ON THE REVERSE SIDE, TO VOTE "FOR" THE APPROVAL OF PROPOSALS 1 AND 2, and (ii) to vote in their discretion with respect to such other matters (including matters incident to the conduct of the meeting), as may properly come before the meeting.
         The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement dated April 13, 2001, relating to the Annual Meeting of Stockholders to be held May 15, 2001. (Signature on the reverse side is required.)

COMMENTS:
         ----------------------------------------        TOMPKINS TRUSTCO, INC.
                                                         P.O. BOX 11289
- -------------------------------------------------        NEW YORK, NY 10203-0289

- -------------------------------------------------
If you have written in the above space, please mark the comments notification box on the reverse side.
             (CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE.)